Quarterly Stakeholder Letter SECOND QUARTER | FISCAL YEAR 2027

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 2 Dear Phreesia stakeholders, Phreesia delivered a solid fiscal second quarter, with revenue growth and profitability expansion in line with our expectations. We generated positive operating and free cash flow again this quarter, which together with available cash allowed us to reduce debt principal by over $23 million while maintaining a healthy cash balance. We remain enthusiastic about two products that we believe will drive future growth, AccessOne and ProviderConnect, as well as the impact that our artificial intelligence (AI) investments are beginning to have on many aspects of our products and broader organization. During the quarter, our team built momentum with existing clients around the AccessOne offering while continuing to invest in product enhancements and integrations across the broader Phreesia platform. ProviderConnect, our Network Solutions offering that launched earlier this year, is also seeing a strong response in the market as a differentiated way for life sciences companies to engage the right providers at the right time. We are excited about the opportunity for both offerings to enhance client value and accelerate revenue growth as we expand their reach across existing and new markets. At the same time, newer offerings such as PlanMatch and VoiceAI are creating additional opportunities to bring value to existing and new clients. As clients adopt more of these offerings, we believe Phreesia will become more embedded in their day-to-day workflows and strengthen the overall value our platform brings to providers. AI is playing an increasingly important role across this work. We are applying AI to reduce manual work for our clients, surface the right information at the right moment and continuously improve through real- world use, from intake and eligibility to clinical workflows and beyond. Together AccessOne, ProviderConnect, PlanMatch and VoiceAI reflect how we are increasingly thinking about Phreesia: as a way to add value at the moment of the visit itself — the single touchpoint where subscription, payments and network solutions all meet. With over 180 million patient visits flowing through Phreesia in 2025, roughly one in six across the U.S., we believe improvements like these can compound meaningfully across our network. I am proud of our team’s commitment to our mission and values, and I look forward to updating you further as fiscal 2027 progresses. SEPTEMBER 2, 2026 Chaim Indig Chief Executive Officer and Co-Founder

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 3 Fiscal 2027 Second Quarter Highlights1 In the second quarter of fiscal 2027, total revenue increased 10% year-over-year to $129.5 million, once again led by payment solutions2, which grew 36%, largely driven by the contribution from AccessOne. As a reminder, given the seasonality in our payment processing business associated with reset of health plan deductibles, payment processing revenue is typically highest during the first fiscal quarter of each year. Network solutions revenue grew 9% year-over-year, while subscription and related services revenue declined 2%, consistent with our deliberate move to moderate subscription pricing in favor of downstream payment and network solutions growth, as we have noted in recent quarters. In the second quarter of fiscal 2027, we supported 4,744 Average Healthcare Services Clients (AHSCs)³, an increase of 36 AHSCs (or 1%) over the first quarter of fiscal 2027 and an increase of 277 AHSCs (or 6%) year-over-year, consistent with our expectations. Total revenue per AHSC⁴ was $27,289, up 4% year-over-year. On a sequential basis, total revenue per AHSC declined approximately 2%, reflecting the payment processing seasonality described above along with continued growth in our client base. ¹ The fiscal quarter that ended July 31, 2026 should be considered “unaudited.” For additional financial information regarding the fiscal quarter ended July 31, 2026, refer to our quarterly earnings release filed with the Securities and Exchange Commission (“SEC”) on September 2, 2026. 2 Beginning with the fourth quarter of the fiscal year ended January 31, 2026, the revenue line previously labeled “Payment processing fees” was relabeled “Payment solutions” to reflect the expanded scope of our payments offerings following the acquisition (the “AccessOne Acquisition”) of AccessOne Parent Holdings, Inc. and its subsidiaries (collectively, “AccessOne”), which closed on November 12, 2025. “Payment solutions” includes all revenue previously presented as “Payment processing fees” and all revenue from the operations acquired in the AccessOne Acquisition. Additionally, “Payment processing expense” was relabeled “Payment solutions expense” and includes all expenses previously presented as “Payment processing expense” and direct costs of revenue related to the operations acquired in the AccessOne Acquisition. Prior period amounts have not been reclassified, as the Company did not own the acquired operations in prior periods and the change in presentation did not affect any previously reported amounts. 3 We define AHSCs as the average number of clients that generate subscription and related services or payment solutions revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partners’ clients, we treat the contractual relationship as a single healthcare services client. 4 We define total revenue per AHSC as total revenue in a given period divided by the number of AHSCs during that same period.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 4 Revenue growth exceeded expense growth, continuing the operating leverage we've built over the past two years: cost of revenue and payment solutions expense grew modestly alongside higher payment and patient financing volumes, while sales & marketing, research & development, and general & administrative expense each declined year-over-year. Net income was $1.9 million in the second quarter of fiscal 2027, up from net income of $0.7 million in the second quarter of fiscal 2026. Adjusted EBITDA5 was $32.9 million in the second quarter of fiscal 2027, up from $22.1 million in the second quarter of fiscal 2026. Total Revenue Per AHSC¹ (Q3 FY2025 - Q2 FY20272) 1 Calculations for each period are presented as total revenue for that period divided by the number of AHSCs during the same period. Total revenue per AHSC may not sum to annual results due to rounding. 2 Fiscal year ended January 31. 5 Adjusted EBITDA is a non-GAAP measure. We calculate Adjusted EBITDA as net (loss) income before interest expense, interest income, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, other expense (income), net and certain other items that are not considered to reflect our operating activities and performance within the ordinary course of business, such as acquisition- and restructuring-related costs. The calculation of Adjusted EBITDA was updated beginning in Q3 of fiscal 2026 to include an adjustment for acquisition-related costs. Prior periods have not been retroactively adjusted. See “Non-GAAP Financial Measures” for more information and a reconciliation of Adjusted EBITDA to the closest GAAP measure.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 5 We encourage readers to refer to the accompanying charts, our earnings press release and our Form 10-Q for additional detail on the quarter's financial results. Operating Expense Trends ($M, Q3 FY2025 - Q2 FY20271) 1 Fiscal year ended January 31. 2 Subscription & network solutions cost as a percentage of revenue equals cost of revenue (excluding depreciation and amortization), divided by the sum of subscription and related services revenues and network solutions revenues, each per our unaudited consolidated statements of operations for the periods presented. 3 Payment solutions expense as a percentage of revenue equals payment solutions expense divided by payment solutions revenues, each per our unaudited consolidated statements of operations for the periods presented.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 6 Payment Solutions Statistics Total managed payments⁶ and payment solutions revenue rate7 were introduced in the first quarter of fiscal 2027. Total managed payments reflects both the transactional activity we facilitate and the financing solutions we provide to healthcare organizations and patients. Payment solutions revenue rate reflects the combined monetization of both our payment processing and patient financing activities into a single, unified rate. We believe these metrics provide a clear and consistent framework for understanding how payment activity translates into revenue, enabling investors to more effectively assess the growth, performance and overall value of our payment solutions business. In the second quarter of fiscal 2027, our total managed payments were $1.626 billion and our payment solutions revenue rate was 2.4%. The following chart shows total managed payments and payment solutions revenue rate for the fiscal fourth quarter of 20268, the fiscal first quarter of 2027 and the fiscal second quarter of 2027. 6 We define total managed payments as the sum of: i) our legacy patient payment volume, measured as the total dollar volume of transactions between our healthcare services clients and their patients utilizing our payment platform, including via credit and debit cards that we process as a payment facilitator, as well as cash and check payments and credit and debit transactions for which we act as a gateway to other payment processors; and ii) the average month-end outstanding balance of our managed portfolio of cardholder receivables, calculated as the average of all month-end balances during the applicable period. 7 We define our payment solutions revenue rate as total payment solutions revenue divided by total managed payments for a given period. Because total managed payments include both transaction volume and average receivables balances, the payment solutions revenue rate should not be interpreted as a processing take rate, interest yield or margin. 8 The AccessOne Acquisition was completed on November 12, 2025. The quarter ended January 31, 2026 reflects inclusion of the business operations of AccessOne from November 12, 2025 to January 31, 2026, and therefore, the payment solutions revenue rate for the three months ended January 31, 2026 is not indicative of AccessOne’s full-quarter performance.

Payment Solutions Statistics

($B, Q4 FY2026 - Q2 FY2027[1])



Total Managed Payments (PPV+MP)[2]
Payment Solutions Revenue Rate[3]
$2.000
$1.500
$1.000
$0.500
$0.000
$1.560
$1.786
$1.626
2.3%
2.3%
2.4%
Q4 FY26[4]
Q1 FY27
Q2 FY27

[1] Fiscal year ended January 31.

[2] We define total managed payments as the sum of: 1) our legacy patient payment volume, measured as the total dollar volume of transactions between our healthcare services clients and their patients utilizing our payment platform, including via credit and debit cards that we process as a payment facilitator, as well as cash and check payments and credit and debit transactions for which we act as a gateway to other payment processors; and 2) the average month-end outstanding balance of our managed portfolio of cardholder receivables, calculated as the average of all month-end balances during the applicable period. We believe total managed payments are a useful indicator of the scale and health of our payments ecosystem, reflecting both the volume of transactions we facilitate and the size of the receivables portfolio we service. Total managed payments are one of the primary drivers of our total payments revenue.

[3] We define our payment solutions revenue rate as total payment solutions revenue divided by total managed payments for a given period. This rate reflects the combined monetization of both our payment processing and patient financing activities into a single, unified rate. We believe this metric provides a useful lens into the efficiency and stability of our revenue model over time, enabling investors to better understand how changes in volume and portfolio size translate into revenue and to more easily evaluate the underlying performance and scalability of our payment solutions business. Because total managed payments includes both transaction volume and average receivables balances, the payment solutions revenue rate should not be interpreted as a processing take rate, interest yield or margin.

[4] The AccessOne Acquisition was completed on November 12, 2025. The quarter ended January 31, 2026 reflects inclusion of the business operations of AccessOne from November 12, 2025 to January 31, 2026, and therefore, the payment solutions revenue rate for the three months ended January 31, 2026 is not indicative of AccessOne's full-quarter performance.

Phreesia

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 7

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 8 9 References to net cash provided by operating activities and free cash flow throughout this letter relate to the cash flow categories in our consolidated statements of cash flows and free cash flow reconciliation within Part I - Item 1 and 2 of our Quarterly Report on Form 10-Q. 10 Free cash flow is a non-GAAP measure. We calculate free cash flow as net cash provided by operating activities less capitalized internal-use software development costs and purchases of property and equipment. See the “Non-GAAP Financial Measures” section of this letter for a reconciliation of free cash flow to the closest GAAP measure. In the second quarter of fiscal 2027, net cash provided by operating activities⁹ was $18.3 million, an increase of $3.5 million year-over-year, as compared to $14.8 million in the second quarter of fiscal 2026. In the second quarter of fiscal 2027, we generated free cash flow10 of $13.8 million, an increase of $4.2 million year-over-year, as compared to $9.6 million in the second quarter of fiscal 2026. We utilized free cash flow and available cash to reduce our long-term debt by $23.5 million during the second quarter of fiscal 2027, with $60.7 million of long term debt as of July 31, 2026. As of July 31, 2026 and January 31, 2026, we had cash, cash equivalents and restricted cash of $74.6 million and $73.8 million, respectively.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 9 Phreesia Solutions Our broad capabilities bring value to patients, providers and life sciences companies in unique ways.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 10 Access Expanding Eligibility and Benefits Beyond Verification Eligibility and benefits (E&B) verification is an important part of patient registration, but confirming eligibility status is only the beginning. Front desk staff still need to make sure the right insurance is on file, understand what the eligibility response means, consider any conditions and select the correct billing plan in the practice management (PM) system. Those manual steps are time- consuming and create opportunities for error that can lead to claim denials and delayed reimbursement. One of our clients recently reported that nearly 80% of its registration-related denials stemmed from incorrect insurance or plan selection. Over the past year, we have continued expanding our E&B capabilities to simplify this process for both patients and providers. Patients can now upload insurance cards during intake, where optical character recognition (OCR) can extract key insurance details, reducing manual entry while making check-in easier. We have also expanded eligibility verification to support up to three insurance plans per patient, automatically identify vision, medical and dental coverage to support accurate insurance assignment, and begin verification 30 days before an appointment, helping identify and resolve coverage issues before the day of care. Building on these capabilities, we recently introduced PlanMatch, our new AI-powered E&B solution built to put artificial intelligence to work at one of the most error-prone steps in patient registration: selecting the right billing plan. Because the Phreesia platform already connects the patient, the payer and the PM system before the visit, PlanMatch is able to compare and reconcile information across all three in real time to identify the billing plan that best matches a patient's coverage. On average, staff must choose from eight possible billing plans during scheduling, making the process both time-consuming and complex. PlanMatch automatically compares the patient's live eligibility response with each organization's unique billing plan structure and learns how that organization maps payer responses to its billing plans, allowing it to recommend the correct plan before check-in, when there is still time to resolve issues. Those recommendations are automatically surfaced in the Phreesia

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 11 system for staff to review, reducing manual work and improving billing accuracy. As staff confirm or adjust those recommendations, PlanMatch's underlying AI learns from those decisions, allowing it to handle increasingly complex scenarios and become more accurate the longer it's in use. Early results from beta clients are encouraging. Within two months, one 70-location multispecialty medical group saw: 95% staff acceptance of PlanMatch recommendations PlanMatch make billing recommendations for 99% of patients Affordability and Cash Flow Metroplex Medical Centres: Strengthening Financial Performance Metroplex Medical Centres, a nine-location primary care organization in Texas, is one example of how our clients are realizing more value from the Phreesia platform. Working closely with our teams to optimize existing workflows following an onsite visit, Metroplex achieved measurable improvements across collections, operational efficiency and patient access over the course of 10 months. Key outcomes included: $2 million collected through Phreesia, representing approximately $1.2 million in annualized value from reallocated staff time and wages $60,000 in overdue patient balances collected within 90 days after implementing and optimizing Patient Bill Pay More than $442,000 in cost savings in just four months through workflow improvements and automation with VoiceAI 3x increase in self-scheduled visits We believe these results demonstrate the value providers can unlock by optimizing and expanding their use of the Phreesia platform. Metroplex's experience reflects a broader dynamic we're watching closely: as patients carry a growing share of the cost of every visit, providers are looking for financing and collections tools that keep that process humane and predictable for both sides.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 12 Health Outcomes Phreesia and March of Dimes Partner to Help Improve Maternal and Infant Health Phreesia and March of Dimes, the nation's leading nonprofit fighting for the health of all moms and babies, recently announced a partnership designed to enhance physician-patient conversations during prenatal and postpartum appointments. Through the collaboration, the organizations will reach new parents, caregivers of infants and their healthcare providers with timely, evidence- based education ahead of relevant appointments, with the goal of improving the health of mothers and babies across the United States. The campaign brings March of Dimes' educational content to clinically relevant patients, along with complementary resources for providers caring for pregnant patients and caregivers of infants. With the goal of improving maternal and infant health outcomes, Phreesia and March of Dimes aim to raise awareness of three important issues: preeclampsia, postpartum depression and safe sleep practices for infants. "Every mom deserves access to trusted, timely information that helps them have meaningful conversations with their provider and make informed decisions throughout their pregnancy, birth and postpartum," said Kelly Ernst, Chief Impact Officer, March of Dimes. "However, it can be challenging to know what questions to ask and when during the pregnancy journey. We're proud to partner with Phreesia to share evidence-based resources ahead of key appointments to strengthen those conversations, helping improve the health of moms and babies." Leveraging both PatientConnect and ProviderConnect in tandem, the campaign closes the loop between patients and HCPs. By delivering both patient education and provider resources to relevant audiences just before appointments, the campaign aims to support better shared decision-making and improved outcomes. Helping Families Learn About RSV Prevention Last year, Phreesia partnered with Sanofi on a PatientConnect campaign to educate expectant parents and caregivers of infants about respiratory syncytial virus (RSV) and prevention options before healthcare appointments. Delivering evidence-based education to 1.9 million caregivers during check-in, the six-month campaign helped families prepare for more informed conversations with their providers at the moment healthcare decisions were being made.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 13 A third-party analysis found that babies whose caregivers were exposed to the campaign were significantly more likely to receive preventive treatment for RSV than a matched control group. Results include: 64% of caregivers who saw the campaign reported they were very likely to ask their doctor about preventive treatment for RSV, nearly 2x the Phreesia benchmark for similar campaigns 21,500+ incremental treatments for RSV were administered as a result of this campaign Patients whose caregiver saw the campaign were 15x more likely to receive preventive treatment for RSV than a matched control group 83% of conversions occurred within 3 months of campaign exposure, including 13% on the day caregivers saw the campaign We believe these results demonstrate how delivering trusted health education at the point of care can help new parents make more informed healthcare decisions, support conversations with providers and drive measurable value for our life sciences partners. Helping More Patients Start Treatment Through ProviderConnect As new dosing options entered the GLP-1 market, a cardiometabolic brand sought to educate a broad group of providers across specialties about these new treatment options. Reaching providers when those treatment conversations were most relevant was an important part of that effort. Using our scheduling signals, ProviderConnect engaged providers seeing relevant patients around the time of their appointments, connecting the education more closely to when treatment decisions were being discussed. A four-month test-vs-control study measured the impact of the campaign among providers seeing patients eligible for GLP-1 treatment. Campaign results include: More than 380,000 patients discussed treatments with their provider A 4% incremental lift in new-to- brand prescriptions versus a matched control group More than 1,000 new patient starts versus a matched control group Over 6,900 providers received messaging ahead of an appointment These results highlight that reaching providers based on real-world care signals, real scheduling data and patient-level relevance can help more patients start treatment. We continue to invest in ProviderConnect as we aim to expand its adoption across our network solutions client base.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 14 New Research Highlights the Important Role of Provider Conversations in GLP-1 Treatment Decisions Earlier this year, we conducted a PatientInsights study to understand the shifting landscape around GLP-1 treatments among adults diagnosed with type 2 diabetes or overweight, with and without a history of GLP-1 treatment. Where patients first learn about GLP-1s is closely tied to whether they ultimately begin treatment, and the doctor’s office often plays an important role in learning about these therapies. Among patients with type 2 diabetes who had tried a GLP-1, 64% first heard about the therapy from their healthcare provider, compared with just 8% of those who had never tried one. Patients seeking treatment for obesity showed a similar pattern. Conversely, the research also found that many patients who could benefit from GLP-1 therapy never discuss it with their provider. Among patients with type 2 diabetes who had not started treatment, the two most common barriers were that their provider had not recommended a GLP-1 or had never discussed one at all; surprisingly, ranking ahead of cost and side effects. In contrast, patients who frequently discussed GLP-1 therapy with their provider reported greater confidence in treatment, higher satisfaction and approximately half the discontinuation rate of those who rarely had those conversations. These findings reinforce that the point of care remains one of the most important moments for patients as they make treatment decisions. Our platform helps reach both patients and providers before those conversations take place, helping to enable more informed conversations and improve health outcomes. Business and Financial Outlook We are maintaining our revenue outlook for fiscal 2027. We expect revenue to be in the range of $510 million to $520 million. As we noted over the past several quarters, there is now more variability in our network solutions revenue forecasting, particularly in the second half of each fiscal year. Our visibility into revenue across the other parts of our business is generally consistent with our views in our March 2026 earnings disclosure. The revenue range provided for fiscal 2027 assumes approximately $37 million of contributions from AccessOne and no additional revenue from potential future acquisitions completed between now and January 31, 2027. We are maintaining our Adjusted EBITDA outlook for fiscal 2027. We expect Adjusted EBITDA to be in the range of $125 million to $135 million. As a reminder, in May 2026, we implemented a restructuring plan intended to reduce operating expenses and better align our cost structure with our current business priorities. The plan is expected to result in meaningful annualized run-rate expense savings, which were reflected in our Adjusted EBITDA outlook provided on March 30, 2026 and reaffirmed on May 27, 2026. We are maintaining our expectation for AHSC growth in the mid-single-digit percentage range, and we are maintaining our outlook for total revenue per AHSC to grow in the low-single-digit percentage range for fiscal 2027.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 15 About Phreesia Phreesia is a trusted leader in patient activation, giving healthcare providers, life sciences companies and other organizations tools to help patients take a more active role in their care. Founded in 2005, Phreesia enabled more than 180 million patient visits in 2025 — 1 in 6 visits across the U.S. This scale allows Phreesia to make meaningful impact across the healthcare ecosystem. Offering patient-driven digital solutions for intake, outreach, education and more, Phreesia enhances the patient experience, drives operational efficiency and improves healthcare outcomes. To learn more, visit phreesia.com. Investor contact: Balaji Gandhi investors@phreesia.com Media contact: Nicole Gist nicole.gist@phreesia.com Non-GAAP Financial Measures This stakeholder letter and statements made during the webcast referenced below may include certain non-GAAP financial measures as defined by SEC rules. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. We calculate Adjusted EBITDA as net (loss) income before interest expense, interest income, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, other expense (income), net and certain other items that are not considered to reflect our operating activities and performance within the ordinary course of business, such as acquisition- and restructuring-related costs. The calculation of Adjusted EBITDA was updated beginning in the three months ended October 31, 2025 to include an adjustment for acquisition-related costs, which consist primarily of legal, advisory and other professional fees and integration costs related to acquisitions. Management believes that adjusting for these acquisition-related costs provides investors with a more consistent period-to-period comparison of

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 16 our core operating performance and trends. For periods prior to the three months ended October 31, 2025, the calculation of Adjusted EBITDA did not adjust for acquisition-related costs, and prior periods have not been retroactively adjusted. We have provided below a reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP financial measure. We have also presented Adjusted EBITDA in the press release accompanying this letter and in our Quarterly Report on Form 10-Q to be filed after this letter because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We have not reconciled our Adjusted EBITDA outlook to GAAP net (loss) income because we do not provide an outlook for GAAP net (loss) income due to the uncertainty and potential variability of other expense (income), net, income tax expense (benefit), which are reconciling items between Adjusted EBITDA and GAAP net (loss) income. Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP net (loss) income. Our use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows: • Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; • Adjusted EBITDA does not reflect: 1) changes in, or cash requirements for, our working capital needs; 2) the potentially dilutive impact of non-cash stock-based compensation; 3) tax payments that may represent a reduction in cash available to us; 4) loss on extinguishment of debt; 5) interest expense; 6) interest income; 7) other expense (income), net; or 8) certain other items that are not considered to reflect our operating activities and performance within the ordinary course of business, such as acquisition- and restructuring-related costs; and • Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net (loss) income and our GAAP financial results.

$M	Q3 FY25	Q4 FY25	Q1 FY26	Q2 FY26	Q3 FY26	Q4 FY26	Q1 FY27	Q2 FY27
Net (loss) income	$(14.4)	$(6.4)	$(3.9)	$0.7	$4.3	$1.3	$3.0	$1.9
Interest expense	0.6	0.6	0.4	0.4	0.3	5.8	2.3	1.7
Interest income	(0.6)	(0.6)	(0.2)	(1.0)	(0.7)	(0.3)	(0.3)	(0.2)
Income tax expense (benefit)	0.4	1.0	0.7	(1.2)	0.9	(11.6)	1.8	1.3
Depreciation and amortization	7.1	6.8	6.9	7.4	7.5	9.7	10.0	10.0
Stock-based compensation expense	16.5	17.2	17.2	16.2	16.0	18.0	13.6	11.9
Loss on extinguishment of debt	–	–	–	–	–	0.5	–	–
Other expense (income), net	0.1	(2.2)	(0.3)	(0.3)	(1.0)	(1.3)	–	2.9
Other items affecting comparability[1]	–	–	–	–	2.0	7.3	0.2	3.4
Adjusted EBITDA[2,3]	**$9.8**	**$16.4**	**$20.8**	**$22.1**	**$29.1**	**$29.4**	**$30.5**	**$32.9**

[1] For the three months ended October 31, 2025, January 31, 2026 and April 30, 2026, other items affecting comparability consisted of legal, advisory and other professional fees and integration costs related to the AccessOne Acquisition. For the three months ended July 31, 2026, other items affecting comparability consisted of $0.7 million of legal, advisory and other professional fees and integration costs related to the AccessOne Acquisition and $2.8 million of severance, taxes and employee benefit costs associated with the restructuring plan.

[2] We calculate Adjusted EBITDA as net (loss) income before interest expense, interest income, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, other expense (income), net and certain other items that are not considered to reflect our operating activities and performance within the ordinary course of business, such as acquisition- and restructuring-related costs. The calculation of Adjusted EBITDA was updated beginning in Q3 of fiscal 2026 to include an adjustment for acquisition-related costs. Prior periods have not been retroactively adjusted. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

[3] May not foot due to rounding.

We calculate free cash flow as net cash provided by operating activities less capitalized internal-use software development costs and purchases of property and equipment.

Additionally, free cash flow is a supplemental measure of our liquidity that is not required by, or presented in accordance with, GAAP. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investments, partnerships and acquisitions, and strengthening our financial position.

Phreesia

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 17

The following table presents a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, for each of the periods indicated:

$M	Q3 FY25	Q4 FY25	Q1 FY26	Q2 FY26	Q3 FY26	Q4 FY26	Q1 FY27	Q2 FY27
Net cash provided by operating activities	$5.8	$16.3	$14.9	$14.8	$15.5	$33.7	$23.9	$18.3
Less:								
Capitalized internal-use software development costs	(3.6)	(4.3)	(3.9)	(3.4)	(3.4)	(2.6)	(3.2)	(4.0)
Purchases of property and equipment	(0.6)	(2.8)	(3.5)	(1.8)	(3.3)	(2.6)	(4.3)	(0.5)
Free Cash Flow[1,2]	**$1.6**	**$9.2**	**$7.5**	**$9.6**	**$8.8**	**$28.5**	**$16.4**	**$13.8**

[1] We calculate free cash flow as net cash provided by operating activities less capitalized internal-use software development costs and purchases of property and equipment.

Additionally, free cash flow is a supplemental measure of our liquidity that is not required by, or presented in accordance with, GAAP. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investments, partnerships and acquisitions, and strengthening our financial position.

[2] May not foot due to rounding.

Forward-Looking Statements

This stakeholder letter includes express or implied statements that are not historical facts and are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operating performance, including our revenue, operating leverage, Adjusted EBITDA and cash flows; our expectations regarding demand for our solutions and visibility into future revenue; our expectations regarding our restructuring plan, reductions in operating expenses and resulting expense savings; the expected results of the AccessOne Acquisition discussed herein, including anticipated additional revenue; our estimated addressable market; our outlook for fiscal 2027, including with respect to revenue, Adjusted EBITDA and our expectations on AHSCs, total revenue per AHSC, and our plans to achieve our revenue and Adjusted EBITDA targets in fiscal 2027; our ability to continue generating positive net income and free cash flow; our expectation for subscription growth to be slower than payment solutions and network

Phreesia
QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 18

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 19 solutions growth and our strategy to optimize client adoption and retention; our business strategy and operating plans; industry trends and predictions; our anticipated growth and operating leverage; the factors that drive our revenue growth; our expectations regarding new solutions and solutions under development and the use of AI in our solutions; our growth expectations and strategies for the AccessOne business and ProviderConnect; our ability to offer the AccessOne solution to additional clients; our expectations regarding the growth of our network of clients and partners and adoption of our solutions; our expectations regarding the impact of AI across our products and broader oraganization. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: the ability to integrate operations or realize any operational or corporate synergies and other benefits from the AccessOne Acquisition; our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which we operate; our ability to comply with the covenants in our credit facility with Capital One and the securitization program with PNC Bank; changes in market conditions and receptivity to our products and services; our ability to develop and release new products and services and successful enhancements, features and modifications to our existing products and services; our ability to maintain the security and availability of our platform; the impact of cyberattacks, security incidents or breaches impacting our business; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry and addressable market; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions and partnerships; difficulties in integrating our acquisitions and investments; artificial intelligence that can impact our business, including by posing security risks to our confidential information, proprietary information and personal data, increasing our regulatory and compliance burden and increasing competition; and other general, market, political, economic and business conditions (including from the U.S. federal government, tariff and trade issues, and the warfare and/or political and economic instability in Ukraine, the Middle East or elsewhere). The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those listed or described in our filings with the Securities and Exchange Commission (“SEC”), including in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2026 that will be filed with the SEC after this letter. The forward-looking statements in this letter speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this letter to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

QUARTERLY STAKEHOLDER LETTER | SECOND QUARTER 2027 | 20 This letter also includes statistical data, estimates and forecasts that are based on industry publications or other publicly available information, as well as other information based on our internal sources. This information may be based on many assumptions and limitations, and you are cautioned not to give undue weight to such information. We have not independently verified the accuracy or completeness of the information contained in these industry publications and other publicly available information. This letter includes certain non-GAAP financial measures as defined by SEC rules. We have provided a reconciliation of those measures to the most directly comparable GAAP measures, with the exception of our Adjusted EBITDA outlook for the reasons described above. Conference Call Information We will hold a conference call on Wednesday, September 2, 2026 at 5:00 PM ET to review our fiscal 2027 second quarter financial results. To participate in our live conference call and webcast, please dial (833) 461-5787 (or (626) 884-3620 for international participants) using conference code number 285419602 or visit the “Events & Presentations” section of our Investor Relations website at ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.